Exhibit 21.1

SELECT INTERIOR CONCEPTS, INC.

List of Subsidiaries

Name of Subsidiary	State of Formation, Organization, or Incorporation
AG Holdco (SPV) LLC	Delaware
Architectural Granite & Marble, LLC	Delaware
Architectural Surfaces Group, LLC	Delaware
Casa Verde Services, LLC	Delaware
Greencraft Holdings, LLC	Arizona
Greencraft Interiors, LLC	Arizona
Greencraft Stone and Tile, LLC	Arizona
L.A.R.K. Industries, Inc.	California
Pental Granite and Marble, LLC	Washington
Residential Design Services, LLC	Delaware
SIC Intermediate, Inc.	Delaware
T.A.C. Ceramic Tile Co.	Virginia